               ACCEPTANCE INSURANCE COMPANIES INC.
                 COMPUTATION OF INCOME PER SHARE
       for the three months ended March 31, 1995 and 1994
              (in thousands, except per share data)
                           (unaudited)
                           Exhibit 11

                                                Three Months
                                            --------------------
                                              1995      1994(a)
                                            --------    --------
PRIMARY EARNINGS PER SHARE:
  Net income                                $ 2,983      $ 1,969
  Adjustment for interest expense
    reduction and interest
    income from assumed proceeds               -             607
                                             ------       ------
  Adjusted net income                       $ 2,983      $ 2,576
                                             ======       ======

  Weighted average number of shares
    outstanding                              14,854        9,714
  Adjustment for stock options                  146         -
  Adjustment for shares issuable               -           3,491
                                             ------       ------
  Adjusted weighted average number of
    shares outstanding                       15,000       13,205
                                             ======       ======

  Primary earning per share                 $   .20      $   .20
                                             ======      =======

FULLY DILUTED EARNINGS PER SHARE:
  Net income                                $ 2,983      $ 1,969
  Adjustment for interest expense
    reduction and interest
    income from assumed proceeds               -             597
                                             ------       ------
  Adjusted net income                       $ 2,983      $ 2,566
                                             ======       ======

  Weighted average number of shares
    outstanding                              15,094        9,954
  Adjustment for stock options                  146         -
  Adjustment for shares issuable               -           3,445
                                             ------       ------
  Adjusted weighted average number of
    shares outstanding                       15,240       13,399
                                             ======       ======

Fully diluted earnings per share            $   .20      $   .19
                                             ======       ======

(a) As of March 31, 1994, the number of shares of the Company's common stock obtainable on exercise of outstanding options and warrants in the aggregate exceeds 20% of the common shares outstanding. Therefore, the method of calculating earnings per share has been adjusted accordingly as provided by APB Opinion No. 15.